EXHIBIT 99.1

Clearfield Acquires Outdoor Powered Cabinet Product Portfolio from Calix

Acquisition Expands Clearfield’s Fiber-to-Anywhere Expertise and Customer Base of Tier 1 and Tier 2 Service Providers

MINNEAPOLIS — February 21, 2018 — Clearfield, Inc. (NASDAQ: CLFD), the specialist in fiber management and connectivity platforms for communications providers, has acquired a portfolio of Telcordia certified outdoor powered cabinet products from Calix, Inc. (NYSE: CALX) for a total consideration of $10.35 million in cash, in addition to the assumption of related warranty obligations as well as certain purchase commitments. The purchase price was paid with Clearfield’s available cash.

The introduction of the Clearfield powered cabinet line provides customers a single point of contact for cabinet solutions—both passive and powered. The acquisition enables Clearfield to expand its Fiber-to-Anywhere expertise to include powered electronic cabinet platforms while leveraging its supply chain. The acquisition also enables Clearfield to capitalize on and expand its reach to a broader customer base, including service providers in the Tier 1 and Tier 2 markets.

Calix to Resell Clearfield Branded Solution

In connection with the transaction, Calix will resell the new Clearfield-branded powered cabinet products, which include the ODC 100/200 series and the ODC 1000/2000 series of enclosures.

Clearfield Core Market Position Strengthened

“This acquisition and partnership represents a major step in Phase III of our growth strategy, that centers around capturing the broader market opportunity through channel development, strategic alliances, and product line enhancements,” said Cheri Beranek, president and CEO of Clearfield. “In addition to expanding our product line and strengthening our position in our core wireline and wireless markets, we’re also now able to get involved earlier in the sales cycle, since powered cabinets are designed earlier in fiber-to-the-home deployments. More importantly, we’re accelerating our expansion into the Tier 1 market by leveraging Calix’s existing relationships with these larger accounts. Longer term, and as the demand for newer solutions such as NG-PON2 proliferate, this acquisition will help elevate Clearfield’s position in the marketplace as the clear cabinet supplier of choice for both passive and powered configurations.”

Deal Bolsters Calix Clearfield Partnership

Michael Weening, executive vice president sales and marketing at Calix, commented: “Offering our customers industry leading complete solutions and providing them world class service are core Calix values. Clearfield shares these values and is the ideal partner for us, helping us expand the outdoor cabinet options that we currently offer our customers. We are proud to partner with Clearfield and leverage their deep domain expertise to enhance our offerings while we continue to expand AXOS, the world’s only software defined access platform, help transform marketing and support with Calix Cloud and innovate on the premises with EXOS.”

Product Integration to Yield 5G Benefits

“The Calix outdoor cabinet enclosure portfolio is a powerful addition to our industry-leading Fiber-to-Anywhere platforms,” said Johnny Hill, COO of Clearfield. “Further, since the assets are significantly intertwined with our current manufacturing processes, we can integrate them more effectively into our supply chain and generate higher contribution margins from this product line. We look forward to not only the long-term benefits this acquisition is expected to bring with converged access for 5G support, but also to developing new enclosures that can expand our addressable market and scale our business even further.”

Revenue Outlook

Clearfield expects its outside powered cabinet line to add approximately $6 million in incremental revenue to the Company’s expected fiscal 2018 results and to generate at least $10 million in incremental revenue on an annual basis. Clearfield management will provide additional comments and details regarding the acquisition, including updated full year guidance in the Company’s fiscal second quarter 2018 earnings call in April 2018.

About Clearfield, Inc.

Clearfield, Inc. (NASDAQ: CLFD) designs, manufactures and distributes fiber optic management, protection and delivery products for communications networks. Our “fiber to anywhere” platform serves the unique requirements of leading incumbent local exchange carriers (traditional carriers), competitive local exchange carriers (alternative carriers), and MSO/cable TV companies, while also catering to the broadband needs of the utility/municipality, enterprise, data center and military markets.  Headquartered in Minneapolis, MN, Clearfield deploys more than a million fiber ports each year. For more information, visit www.SeeClearfield.com

About Calix

Calix, Inc. (NYSE:CALX) - Innovative communications service providers rely on Calix platforms to help them master and monetize the complex infrastructure between their subscribers and the cloud. Calix is the leading global provider of the cloud and software platforms, systems and services required to deliver the unified access network and smart premises of tomorrow. Our platforms and services help our customers build next generation networks by embracing a DevOps operating model, optimize the subscriber experience by leveraging big data analytics and turn the complexity of the smart home and business into new revenue streams. For more information, visit the Calix website at www.calix.com.

Forward-Looking Statements

Statements made in this release concerning the Company’s or management’s intentions, expectations, outlook or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: risk that the Company’s acquisition of the outdoor powered cabinet products does not produce the anticipated financial results within the timeframes expected; risk that the acquisition of the outdoor powered cabinet products does not deliver the customer synergies expected; and risk in unanticipated delays, costs and expenses in the development and marketing of new enclosures products. All forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in in Part I, Item IA. Risk Factors of Clearfield's Annual Report on Form 10-K for the year ended September 30, 2017 as well as other filings with the Securities and Exchange Commission.

Clearfield Media & Analyst Contact:

Richard M. Williams

Witz Communications

919-435-9110

rmwilliams@witzcommunications.com

Clearfield Investor Relations Contact:

Matt Glover and Najim Mostamand, CFA

Liolios Group, Inc.

949-574-3860

CLFD@liolios.com